UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Renaissance Learning, Inc.

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RENAISSANCE LEARNING, INC.
2911 Peach Street
P.O. Box 8036
Wisconsin Rapids, Wisconsin 54495-8036

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 29, 2009

To the Shareholders of Renaissance Learning, Inc.:

          The 2009 annual meeting of shareholders of Renaissance Learning, Inc. will be held at the Hotel Boulderado, 2115 Thirteenth Street, Boulder, Colorado, on Wednesday, April 29, 2009 at 1:00 p.m., local time (and at any adjournment thereof), for the following purposes:

(1)	To elect seven directors to serve until the 2010 annual meeting of shareholders and until their successors are elected and qualified;

(2)	To ratify the appointment of Deloitte & Touche LLP as our independent auditors for 2009; and

(3)	To transact such other business as may properly come before the annual meeting (and any adjournment thereof), all in accordance with the accompanying proxy statement.

          Shareholders of record at the close of business on Friday, February 20, 2009, are entitled to notice of and to vote at the annual meeting.

          All shareholders are cordially invited to attend the annual meeting in person. However, whether or not you expect to attend the annual meeting in person, you are urged to complete, date and sign the accompanying proxy card and return it as soon as possible in the enclosed envelope which has been provided for your convenience. If you send your proxy card and then decide to attend the annual meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

          Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on April 29, 2009:

          The annual report and proxy statement are available at www.rlrninvest.com.

By Order of the Board of Directors,

Mary T. Minch, Secretary

March 11, 2009

RENAISSANCE LEARNING, INC.
2911 Peach Street
P.O. Box 8036
Wisconsin Rapids, Wisconsin 54495-8036
March 11, 2009

PROXY STATEMENT

          This proxy statement is furnished by our board of directors for the solicitation of proxies from the holders of our common stock in connection with the annual meeting of shareholders to be held at the Hotel Boulderado, 2115 Thirteenth Street, Boulder, Colorado, on Wednesday, April 29, 2009 at 1:00 p.m., local time, and at any adjournment thereof. It is expected that the notice of annual meeting of shareholders, this proxy statement and the accompanying proxy card, together with our annual report to shareholders for fiscal 2008, will be mailed to shareholders starting on or about March 20, 2009.

          Shareholders can ensure that their shares are voted at the annual meeting by signing and returning the accompanying proxy card in the envelope provided. The submission of a signed proxy will not affect a shareholder’s right to attend the annual meeting and vote in person. Shareholders who execute proxies retain the right to revoke them at any time before they are voted by filing with the secretary of the company a written revocation or a proxy bearing a later date. The presence at the annual meeting of a shareholder who has signed a proxy does not, by itself, revoke that proxy unless the shareholder attending the annual meeting files a written notice of revocation of the proxy with the secretary of the company at any time prior to the voting of the proxy.

          Proxies will be voted as specified by the shareholders. Where specific choices are not indicated, proxies will be voted FOR the election of each of the individuals nominated as a director and FOR the proposal to ratify Deloitte & Touche LLP as our independent auditors for 2009.

          The board of directors knows of no other matters to be presented for shareholder action at the annual meeting. If any other matters properly come before the annual meeting, the persons named as proxies will vote on such matters in their discretion.

          The expense of printing and mailing proxy materials, including expenses involved in forwarding proxy materials to beneficial owners of common stock held in the name of another person, will be paid by us. No solicitation, other than by mail, is currently planned, except that certain of our officers or employees may solicit the return of proxies from shareholders by telephone.

          Only shareholders of record at the close of business on Friday, February 20, 2009 (this date is referred to as the “record date”) are entitled to receive notice of and to vote the shares of common stock registered in their name at the annual meeting. As of the record date, we had outstanding 29,175,335 shares of our common stock, $.01 par value. Each share of common stock entitles its holder to cast one vote on each matter to be voted upon at the annual meeting.

          Under Wisconsin law and our by-laws, the presence of a quorum is required to conduct business at the annual meeting. A quorum is defined as the presence, either in person or by proxy, of a majority of the outstanding shares of common stock entitled to vote at the annual meeting. The shares represented at the annual meeting by proxies that are marked, with respect to the election of directors, “withhold authority” or, with respect to the other proposal, “abstain,” will be counted as shares present for the purpose of determining whether a quorum is present. Broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from beneficial owners to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will also be counted as shares present for purposes of determining a quorum.

          With respect to the vote required to approve the proposals at the annual meeting, the following rules apply:

•

The affirmative vote of a plurality of the shares of common stock present, either in person or by proxy, at the annual meeting and entitled to vote is required for the election of directors. For this purpose, “plurality” means that the individuals receiving the largest number of votes are elected as directors, up to the maximum number of directors to be chosen at the election. In the election of directors, votes may be cast in favor or withheld. Votes that are withheld and broker non-votes will have no effect on the outcome of the election of directors.

•

The proposal to ratify Deloitte & Touche LLP as our independent auditors for 2009 requires that a majority of the votes cast be voted to approve the proposal. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will have no effect on the approval of this proposal.

          Under rules adopted by the Securities and Exchange Commission in 2008, we are making this proxy statement and our Annual Report to Shareholders available on the Internet in addition to mailing a printed copy of these materials to each shareholder.

          To obtain directions to attend our annual meeting and vote in person, please call our investor relations department at (715) 424-3636.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

          The following table sets forth certain information as of the record date (unless otherwise specified) regarding the beneficial ownership of shares of our common stock by (i) each director and nominee for director, (ii) the principal executive officer and the principal financial officer of the company and the company’s other two executive officers who were serving as such on December 31, 2008 (collectively, these four executives are referred to as the “named executive officers”), (iii) all directors and executive officers as a group and (iv) each person believed by us to be the beneficial owner of more than 5% of our outstanding common stock. Except as otherwise indicated, the business address of each of the following is 2911 Peach Street, P.O. Box 8036, Wisconsin Rapids, Wisconsin 54495-8036.

	Amount and Nature of Beneficial Ownership(1)		Percent of Outstanding Shares(15)
Judith Ames Paul	9,547,657	(2)	32.6%
Terrance D. Paul	9,547,657	(3)	32.6%
John H. Grunewald	67,550	(4)	*
Gordon H. Gunnlaugsson	67,550	(5)	*
Harold E. Jordan	69,070	(6)	*
Mark D. Musick	0	(7)	*
Addison L. Piper	75,550	(8)	*
Judith A. Ryan	34,189	(9)	*
Steven A. Schmidt	55,048	(10)	*
Mary T. Minch	34,330	(11)	*
All directors and executive officers as a group (9 persons)	19,498,601	(12)	66.0%
Alexander F. Paul	1,814,239	(13)	6.2%
Mia Paul Moe	1,814,239	(14)	6.2%

*	Less than 1% of the outstanding common stock.

(1)	Except as otherwise noted, the persons named in this table have sole voting and investment power with respect to all shares of common stock listed.

(2)

Includes options to purchase 97,089 shares of common stock which are currently exercisable as of the record date. Also includes 219,780 shares held by Global Equity Holding Partnership, a family partnership. Ms. Paul is married to Terrance D. Paul, and Mr. Paul’s shares of common stock are not included in the number of shares beneficially owned by Ms. Paul, even though Ms. and Mr. Paul are deemed to share voting and investment power over their combined stock holdings.

(3)

Includes options to purchase 97,089 shares of common stock which are currently exercisable as of the record date. Also includes 219,780 shares held by Global Equity Holding Partnership, a family partnership. Mr. Paul is married to Judith Ames Paul, and Ms. Paul’s shares of common stock are not included in the number of shares beneficially owned by Mr. Paul, even though Mr. and Mrs. Paul are deemed to share voting and investment power over their combined stock holdings.

(4)

Includes options to purchase 39,307 shares of common stock which are currently exercisable as of the record date. Also includes 1,435 shares of unvested restricted stock and 15,808 unvested restricted stock units as of the record date. Mr. Grunewald’s restricted stock and restricted stock units vest upon termination of his service as a director. Mr. Grunewald has sole voting power and no dispositive power with regard to the unvested restricted stock. With regard to the unvested restricted stock units, Mr. Grunewald has no voting power and no dispositive power. Mr. Grunewald disclaims beneficial ownership of 1,050 of the shares of common stock indicated in the table, as such shares are held by his wife.

(5)

Includes options to purchase 39,307 shares of common stock which are currently exercisable as of the record date. Also includes 1,435 shares of unvested restricted stock and 15,808 unvested restricted stock units as of the record date. Mr. Gunnlaugsson’s restricted stock and restricted stock units vest upon termination of his service as a director. Mr. Gunnlaugsson has sole voting power and no dispositive power with regard to the unvested restricted stock. With regard to the unvested restricted stock units, Mr. Gunnlaugsson has no voting power and no dispositive power.

(6)

Includes 12,520 shares of common stock held in a joint account over which Mr. Jordan shares voting power with his wife. Also includes options to purchase 39,307 shares of common stock which are currently exercisable as of the record date. Also includes 1,435 shares of unvested restricted stock and 15,808 unvested restricted stock units as of the record date. Mr. Jordan’s restricted stock and restricted stock units vest upon termination of his service as a director. Mr. Jordan has sole voting power and no dispositive power with regard to the unvested restricted stock. With regard to the unvested restricted stock units, Mr. Jordan has no voting power and no dispositive power.

(7)	Mr. Musick is not currently a director. Mr. Musick has been nominated to stand for election as a director at the 2009 annual meeting.

(8)

Includes options to purchase 33,307 shares of common stock which are currently exercisable as of the record date. Also includes 1,435 shares of unvested restricted stock and 15,808 unvested restricted stock units as of the record date. Mr. Piper’s restricted stock and restricted stock units vest upon termination of his service as a director. Mr. Piper has sole voting power and no dispositive power with regard to the unvested restricted stock. With regard to the unvested restricted stock units, Mr. Piper has no voting power and no dispositive power.

(9)

Includes options to purchase 16,946 shares of common stock which are currently exercisable as of the record date. Also includes 1,435 shares of unvested restricted stock and 15,808 unvested restricted stock units as of the record date. Dr. Ryan’s restricted stock and restricted stock units vest upon termination of her service as a director. Dr. Ryan has sole voting power and no dispositive power with regard to the unvested restricted stock. With regard to the unvested restricted stock units, Dr. Ryan has no voting power and no dispositive power.

(10)

Includes 44,356 shares of unvested restricted stock as of the record date. With regard to the unvested restricted stock, Mr. Schmidt has sole voting power and no dispositive power. Also includes 1,277 shares of stock held in a joint account with Mr. Schmidt’s wife.

(11)

Includes options to purchase 1,674 shares of common stock which are currently exercisable as of the record date. Also includes 23,420 shares of unvested restricted stock as of the record date. With regard to the unvested restricted stock, Ms. Minch has sole voting power and no dispositive power.

(12)

Includes options to purchase 364,026 shares of common stock, which are currently exercisable as of the record date. Also includes 74,951 shares of unvested restricted stock and 79,040 unvested restricted stock units as of the record date.

(13)

The address of Alexander F. Paul is 2060 Broadway, Suite 220, Boulder, Colorado 80302. The information in the table is based on a Schedule 13G that was filed by Mr. Paul with the Securities and Exchange Commission reporting that he had, as of December 31, 2008, sole voting power and sole dispositive power over 1,814,239 shares of common stock held in trusts for which Mr. Paul serves as the sole trustee. Mr. Paul is the son of Terrance D. Paul and Judith Ames Paul.

(14)

The address of Mia Paul Moe is 2060 Broadway, Suite 220, Boulder, Colorado 80302. The information in the table is based on a Schedule 13G that was filed by Ms. Moe with the Securities and Exchange Commission reporting that she had, as of December 31, 2008, sole voting power and sole dispositive power over 1,814,239 shares of common stock held in trusts for which Ms. Moe serves as the sole trustee. Ms. Moe is the daughter of Terrance D. Paul and Judith Ames Paul.

(15)	Based on 29,175,335 shares outstanding as of the record date.

PROPOSAL ONE: ELECTION OF DIRECTORS

          The number of directors constituting the full board of directors is currently fixed at seven. Directors are elected at each annual meeting of shareholders to hold office for a one-year term and until their successors are duly elected and qualified. Accordingly, the board of directors has selected, based on the recommendations of the nominating and governance committee, Mr. Mark D. Musick and all of the members currently serving on the board, except for Dr. Judith A. Ryan, as nominees for election at the annual meeting. Dr. Ryan, whose term expires at the annual meeting, is not standing for re-election. The board of directors is grateful to Dr. Ryan for her service to the board of directors and to Renaissance Learning, Inc.

          All of the nominees, except for Mr. Musick, have served as directors since the last annual meeting of shareholders.

          All nominees have indicated a willingness to serve as directors, but if any of them should decline or be unable to act as a director, the persons named in the proxy card will vote for the election of another person or persons as the board of directors recommends.

NOMINEES STANDING FOR ELECTION

Name and Age of Director	Office

Judith Ames Paul Age 62

Ms. Paul is the co-founder of the company and has been chairman of the board of directors since February 2006. From 1986 until July 2001, and again from August 2002 until July 2003, Ms. Paul served as chairman of the board, and from July 2001 until August 2002, and again from July 2003 until February 2006, Ms. Paul served as co-chairman with Mr. Paul. Ms. Paul has been a director since 1986. Ms. Paul acts as our spokesperson and is a leading teacher advocate. Ms. Paul holds a bachelor’s degree in elementary education from the University of Illinois. Judith Paul is Terrance Paul’s wife.

Terrance D. Paul Age 62

Mr. Paul is the co-founder of the company and has been our chief executive officer since February 2006. From February 2006 to April 2006, Mr. Paul also served as our president. From August 2002 until July 2003, Mr. Paul served as our chief executive officer. From July 1996 until July 2001, Mr. Paul served as vice chairman of the board and from July 2001 until August 2002, and again from July 2003 until February 2006, Mr. Paul served as co-chairman with Ms. Paul. Mr. Paul has been a director since 1986. Mr. Paul holds a law degree from the University of Illinois and an MBA from Bradley University. Terrance Paul is Judith Paul’s husband.

Name and Age of Director	Office

John H. Grunewald Age 72

Mr. Grunewald has been a director since September 1997. From September 1993 to January 1997, Mr. Grunewald served as the executive vice president, chief financial officer and secretary of Polaris Industries Inc., a manufacturer of snowmobiles, all-terrain vehicles and personal watercraft. Mr. Grunewald currently serves as a director and chairman of the audit committee of Restaurant Technologies, Inc., a supplier of full service cooking oil management systems to restaurants and as a director and chairman of the audit committee of Keystone Mutual Funds, a management investment company. Mr. Grunewald also serves on the board of Rise, Inc., a charitable institution providing occupations for handicapped and disabled children, and as a member of the audit committee of the Bethel College Foundation. Mr. Grunewald holds a bachelor’s degree in business from St. Cloud State University and an MBA in business finance from the University of Minnesota. Mr. Grunewald holds a certified public accountant (CPA) and a certified management accountant (CMA) designation. Mr. Grunewald is also a certified director as designated by the National Association of Corporate Directors (NACD).

Gordon H. Gunnlaugsson Age 64

Mr. Gunnlaugsson has been a director since April 2000. From 1987 through 2000, Mr. Gunnlaugsson served as the executive vice president and chief financial officer of Marshall & Ilsley Corporation (M&I), a bank holding company headquartered in Milwaukee, Wisconsin. In addition, Mr. Gunnlaugsson served as a member of the board of directors of M&I from February 1994 through December 2000, and served as the vice president of M&I Marshall & Ilsley Bank, which is a subsidiary of M&I, from 1976 through 2000. Mr. Gunnlaugsson currently serves as the chairman of the board of directors of Mortgagebot LLC (a provider of web-enabled solutions for the mortgage lending industry) and the Puelicher Center for Banking at the University of Wisconsin – Madison; as a member of the board of directors of Automatan Inc. (a manufacturer of package labeling machines), Firehouse Animal Health Centers, Fiduciary Management, Inc. (an investment advisory firm) and West Bend Mutual Insurance Company; and as a principal of Lakeview Equity Partners, L.P. (a private equity fund). Mr. Gunnlaugsson holds a bachelor’s degree in business and an MBA from the University of Wisconsin, and is a certified public accountant (CPA).

Name and Age of Director	Office

Harold E. Jordan Age 58

Mr. Jordan has been a director since April 2000. Since December 1990, Mr. Jordan has served as the chief executive officer of World Computer Systems, Inc., a computer programming services company, from December 1990 until June 2005, he also served as its president, and from January 1986 until December 1990, he served as its executive vice president. In addition, from October 1997 until April 2006, Mr. Jordan served as the president and chief executive officer of Madras Packaging, LLC, a plastic molding company. From May 1987 until December 1996, Mr. Jordan practiced law with Jordan & Keys, a law firm, which he founded, and since January 1997, has been of counsel to the firm. Mr. Jordan currently serves as a member of the board of visitors of the University of Wisconsin Law School, a trustee emeritus of the board of trustees of Lawrence University and a member of the board of managers of Haverford College. Mr. Jordan holds a bachelor’s degree from Lawrence University and a law degree from the University of Wisconsin Law School.

Mark D. Musick Age 61

From 1992 to 1995 and 1997 to 2002, Mr. Musick served as chair of the Governing Board of the National Assessment of Educational Progress (NAEP), which directs the program known as the Nation’s Report Card. Mr. Musick was appointed by three U.S. Secretaries of Education to chair the Governing Board of NAEP. Mr. Musick is president emeritus of the Southern Regional Education Board (SREB) for which he served as president from 1989 to 2005. SREB is a nonprofit, nonpartisan organization that works with leaders and policy-makers in sixteen member states to improve pre-K through postsecondary education. Since 2006, Mr. Musick has held the James H. Quillen Chair of Excellence in Education and Teaching at East Tennessee State University. Mr. Musick currently serves as a lead director of the board of ACT, Inc., a not-for-profit organization that administers the ACT collegiate admissions test. Mr. Musick is a member of the board of directors of the National Commission on Teaching and America’s Future, nonpartisan, nonprofit, advocacy group dedicated to improving teaching quality nationwide, and a member of the board of directors of the National Center for the Improvement of Educational Assessment, a nonprofit organization that seeks to improve student achievement through enhanced practices in educational assessment and accountability.

Name and Age of Director	Office

Addison L. Piper Age 62

Mr. Piper has been a director since July 2001. Since January 2004, Mr. Piper has served on the board of directors of Piper Jaffray Companies (Piper Jaffray), a financial services firm. From January 2004 until December 2006, Mr. Piper served as vice chairman of the board of directors of Piper Jaffray. From 1987 until December 2003, Mr. Piper served as the chairman of the board of directors of the predecessor of Piper Jaffray. Mr. Piper joined the firm in 1969 and has held various management positions since that time, including chief executive officer from 1983 until December 1999. Mr. Piper currently serves on the board of trustees of Minnesota Public Radio and the board of trustees of American Public Media Group, the parent organization of Minnesota Public Radio, and as a regent of St. Olaf College. Mr. Piper also serves as a director and member of the audit committee of Leuthold Funds, Inc., a management investment company. Mr. Piper holds a bachelor’s degree from Williams College and an MBA from Stanford University.

          The company is a “controlled company” under applicable NASDAQ Stock Market LLC (the “NASDAQ Stock Market”) rules because Mr. and Ms. Paul, as a group, own more than 50% of the outstanding shares of the company’s common stock. The company is therefore exempt from certain independence requirements of the NASDAQ Stock Market rules, including the requirement to maintain a majority of independent directors on the company’s board of directors. Although the company is exempt from these requirements, a majority of the members of the board of directors are “independent,” as defined under the current listing standards of the NASDAQ Stock Market. Under this definition, the independent members of the board are Messrs. Grunewald, Gunnlaugsson, Jordan and Piper, and Dr. Ryan.

          The board of directors has standing nominating and governance, compensation and audit committees, each of which is described in more detail below. The board of directors held four meetings in 2008. Each incumbent director attended all of the meetings of the board of directors held during 2008. Each incumbent director attended all of the meetings of the board committees on which the director served in 2008. Directors are expected to attend each regular and special meeting of the board and of each board committee on which the director serves. Directors are also expected to attend the annual meeting of shareholders. Each incumbent director attended last year’s annual meeting of shareholders.

          Parties who wish to communicate with the board of directors, or with a specific member of the board, may direct written communications to Ms. Mary T. Minch, our corporate secretary, at the following address: 2911 Peach Street, P.O. Box 8036, Wisconsin Rapids, Wisconsin 54495-8036. Ms. Minch will forward all such communications to the full board, or to the director to whom the communication is addressed, as applicable, at its next scheduled meeting.

          Nominating and Governance Committee. The nominating and governance committee is responsible for, among other things: (i) identifying, as necessary, new candidates who are qualified to serve as directors, (ii) reviewing the qualifications of candidates for board memberships, including any candidates nominated by shareholders, based upon the guidelines adopted by the committee, (iii) recommending to the full board of directors nominees to stand for election at annual shareholders meetings, to fill vacancies on the board of directors, and to serve on committees of the board of directors, (iv) coordinating the annual self-evaluation of the full board of directors and each of its committees, (v) establishing and reviewing, for recommendation to the full board of directors, corporate governance principles and (vi) developing succession plans for the directors. The nominating and governance committee has a written charter which is attached hereto as Annex A. The nominating and governance committee reviews and, as appropriate, recommends to the board of directors proposed changes to its charter in February of each year. The charter was last amended in February 2009. The members of the nominating and governance committee are Messrs. Jordan (Chairman), Grunewald, Gunnlaugsson and Piper, and Dr. Ryan. All of the members of the nominating and governance committee are “independent,” as defined under the current listing standards of the NASDAQ Stock Market. The nominating and governance committee met three times in 2008.

          The nominating and governance committee will consider candidates for director nominated by shareholders in accordance with the procedures set forth in the company’s by-laws. Under the by-laws, nominations, other than those made by the board of directors or the nominating and governance committee, must be made pursuant to timely notice in proper form to the secretary of the company. To be timely, a shareholder’s request to nominate a person for director, together with the written consent of such person to serve as a director, must be received by the secretary of the company at our principal office (i) with respect to an election held at an annual meeting of shareholders, not less than 120 days prior to the anniversary date of the annual meeting of shareholders in the immediately preceding year or (ii) with respect to an election held at a special meeting of shareholders for the election of directors, not less than the close of business on the eighth day following the date of the earlier of public announcement or notice of such meeting. To be in proper written form, the notice must contain certain information concerning the nominee and the shareholder submitting the nomination.

          In addition, the nominating and governance committee has adopted guidelines for evaluating and selecting candidates for election to the board of directors. Under these guidelines, each director should:

•	be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others;

•	be free of any conflict of interest which would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

•	possess substantial and significant experience which would be of value to the company in the performance of the duties of a director; and

•	have sufficient time available to devote to the affairs of the company in order to carry out the responsibilities of a director.

The nominating and governance committee will evaluate eligible shareholder-nominated candidates for election to the board in accordance with the selection guidelines, the full text of which can be found in the nominating and governance committee charter.

          Compensation Committee. The compensation committee is responsible for, among other things: (i) reviewing the company’s executive compensation goals, policies and philosophies and monitoring the appropriateness of the company’s executive compensation practices, (ii) reviewing and, as appropriate, approving management’s recommendations regarding executive compensation, (iii) reviewing and, as appropriate, approving the company’s executive compensation plans, including designating plan participants, establishing objectives and applicable performance measurement criteria and making awards, (iv) reviewing surveys and other data to gauge the competitiveness and appropriateness of levels and elements of executive compensation and benefits, (v) to the extent not undertaken by the board of directors, reviewing the level and composition of compensation, benefits and perquisites provided to non-employee members of the board of directors, (vi) evaluating the performance of the company’s executive officers and (vii) monitoring the company’s employee benefit plans.

          The compensation committee has a written charter which is attached hereto as Annex B. The compensation committee reviews and, as appropriate, recommends to the board of directors proposed changes to its charter in February of each year. The charter was last amended in February 2009. The members of the compensation committee are Messrs. Jordan (Chairman), Grunewald, Gunnlaugsson and Piper, and Dr. Ryan. To serve on the compensation committee, each member must be considered “independent,” as defined under the applicable rules of the NASDAQ Stock Market and the Securities Exchange Act of 1934, and must qualify as an “outside director,” as defined under the Internal Revenue Code. Each member of the compensation committee satisfies these requirements. The compensation committee held four meetings in 2008.

          In July of each year, the company’s human resources department prepares an executive compensation report that presents competitive compensation information for the company’s executive officers. This report is taken into account by our chief executive officer when making recommendations for executive compensation to the compensation committee. In addition, this report is taken into account by the compensation committee when setting the compensation for our chief executive officer.

          The compensation committee has the authority to hire experts in the field of executive compensation, including the authority to approve the expert’s fees and terms of retention, to assist it in the performance of its duties. Since 2005, management has engaged Watson Wyatt & Company, an independent compensation consultant, to review, validate, and suggest recommendations for improvements to the methodologies used by the human resources department in preparing its annual executive compensation report. The recommendations of Watson Wyatt & Company are summarized in a letter to the human resources department and included as an attachment to the annual executive compensation report.

          Additional information regarding the compensation committee processes and procedures relating to the consideration and determination of executive compensation policies and decisions is included in the “Executive Compensation – Compensation Discussion and Analysis” section of this proxy statement.

          On a periodic basis, the compensation committee requests that the company’s human resources department prepare a non-employee director compensation report that presents competitive compensation information for the company’s non-employee directors. The non-employee director compensation report examines the total compensation package, including cash and equity compensation components, for the company’s non-employee directors. The report also provides summaries of published third-party surveys of non-employee director compensation. In addition, the human resources department compiles non-employee director compensation data for publicly traded companies comparable to the company in terms of industry (education), industry sectors (software and technology), annual revenues and market capitalization. The non-employee director compensation report also addresses best practices and principles established by the National Association of Corporate Directors and The Center for Board Leadership to help define considerations in establishing non-employee director compensation. The non-employee director compensation report is taken into account by our chief executive officer and the full board of directors as a reference of competitive compensation information.

          At the request of the compensation committee, a non-employee director compensation report was last prepared in February 2007. Additional information regarding non-employee director compensation is included in the “Non-Employee Director Compensation” section of this proxy statement.

          Audit Committee. The audit committee is a separately-designated standing committee of the board which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The audit committee is responsible for, among other things: (i) appointing or replacing our independent auditors, (ii) reviewing the scope, results and costs of the audit with our independent auditors, (iii) reviewing the performance, qualifications and independence of the independent auditors, (iv) approving all audit and permitted non-audit services to be performed by the independent auditors, (v) reviewing our system of internal controls and (vi) overseeing compliance with our code of business conduct and ethics.

          The audit committee has a written charter which was filed as an exhibit to the company’s 2007 definitive proxy statement. The audit committee reviews and, as appropriate, recommends to the board of directors proposed changes to its charter in February of each year. The charter was last amended in February 2004. The members of the audit committee are Messrs. Grunewald (Chairman), Gunnlaugsson, Jordan and Piper, and Dr. Ryan. The board of directors has determined that Messrs. Grunewald and Gunnlaugsson are “audit committee financial experts” as that term is defined in Item 407(d)(5) of Regulation S-K. Further, all of the members of the audit committee are “independent,” as independence for audit committees is defined under the current listing standards of the NASDAQ Stock Market. The audit committee held four meetings in 2008. In addition, a teleconference was held after the end of each of the fourth quarter of 2007 and the first, second and third quarters of 2008 between management, the independent auditors, a member of the audit committee (generally the audit committee chairman), and any other audit committee member who desired, or was requested, to participate to discuss the company’s quarterly financial statements and all audit and non-audit services performed by the independent auditors.

          The audit committee has adopted a code of business conduct and ethics which is applicable to all employees, including our chief executive officer and our chief financial officer, as well as members of our board of directors. The code was filed as an exhibit to our Form 10-K for the year ended December 31, 2008.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

          The board of directors has delegated to the compensation committee responsibility for, among other things, reviewing the company’s executive compensation goals, policies and philosophies and monitoring the appropriateness of the company’s executive compensation practices, and reviewing management’s recommendations regarding executive compensation and, as appropriate, approving the same. The compensation committee also oversees our executive compensation plans, including our incentive bonus plan and our 1997 stock incentive plan, with responsibility for determining the awards to be made under such plans to our executive officers. Generally, the compensation committee reviews and, as appropriate, approves compensation arrangements for our executive officers in July of each year. Management then administers the compensation arrangements in accordance with the policies developed by the compensation committee.

          Information concerning the structure, roles and responsibilities of the compensation committee is set forth in the “Proposal One: Election of Directors – Compensation Committee” section of this proxy statement. This information also includes a description of the role of Watson Wyatt & Company, an independent compensation consultant retained by management to review the methodologies used by the company’s human resources department in preparing its annual executive compensation report. A discussion and analysis of the policies and decisions that shape the executive compensation program, including the specific program objectives and elements, is set forth below.

          For purposes of this discussion, the following individuals comprised our named executive officers in 2008: Judith A. Paul, chairman; Terrance D. Paul, chief executive officer; Steven A. Schmidt, president and chief operating officer; and Mary T. Minch, senior vice president-finance, chief financial officer and secretary.

          Objectives of the Program. In carrying out its duties to establish the executive compensation program, the compensation committee is guided by the company’s desire to achieve the following objectives:

•	attract and retain high-quality leadership;

•	provide competitive compensation opportunities that support the company’s overall business strategy and objectives; and

•	effectively serve the interests of the company’s shareholders.

          These objectives are implemented by the compensation committee through its executive compensation program. In 2008, the compensation program established by the compensation committee was comprised of the following three primary components:

•	base salary;

•	annual cash incentive bonus; and

•	long-term equity based compensation awards.

          The compensation committee has the flexibility to use these primary components, along with certain other benefits, in a manner that will effectively implement its stated objectives with respect to the compensation arrangements for each of the company’s executive officers. Each of the primary components, and certain other benefits, are discussed in more detail below.

          Executive Compensation Review Process. Generally, the compensation committee reviews and, as appropriate, approves compensation arrangements for executive officers in July of each year. When making compensation decisions for our executive officers, the compensation committee takes many factors into account, including the committee’s objectives set forth above, the executive’s position, level of responsibility, tenure, performance and contributions over the prior year, expected future contributions towards achieving the financial growth of the company, and any retention concerns. The compensation committee also takes into account the recommendations for executive compensation made by our chief executive officer.

          In addition to the factors set forth above, the compensation committee takes into account an executive compensation report prepared annually by the company’s human resources department that presents competitive compensation information for the company’s executive officers. The recommendations made by Watson Wyatt & Company with respect to its review of the methodologies used by our human resources department in preparing the executive compensation report are also taken into account by the compensation committee.

          The executive compensation report details the total aggregate compensation for each executive officer, including each primary component of compensation: base salary, annual cash incentive bonus and long-term equity based compensation awards. The report also provides summaries of published third-party surveys of executive compensation that show current and projected salary trends, on a year-by-year percentage basis, for select groups of U.S. regional and national companies. In addition, the human resources department compiles executive officer compensation data for publicly traded companies comparable to the company in terms of industry (education), industry sectors (software and technology), annual revenues and market capitalization. This data is presented in the report for each of the company’s executive officer positions, specifically the positions of chairman, chief executive officer, president and chief operating officer, and chief financial officer. For each position, comparative compensation data is provided for specific compensation elements including, but not limited to: base salary, cash bonuses, total cash compensation, total long-term incentives, equity awards and total direct compensation. Since 2007, additional compensation elements were added for comparative purposes including data examining total short-term incentives and “all other compensation.” The report presents this comparative compensation data in median, as well as 25th and 75th percentile statistics.

          The compensation committee recognizes the inability to provide exact comparative compensation data due to both the difficulty of matching the position responsibilities of our executive officers to the executive officers of other public companies based solely on title and the difficulty of comparing our company to other companies in terms of comparable industry and sector focuses and various financial metrics. As a result, the annual executive compensation report is taken into account by the compensation committee as a reference of competitive compensation information and is not used for benchmarking purposes.

          Primary Components of Executive Compensation. As described above, the aggregate compensation paid to our executive officers is comprised of three primary components: base salary, annual cash incentive bonus and long-term equity based compensation awards. Each component is described below in more detail. When setting the compensation arrangements for each executive officer, the compensation committee considers these components individually, as well as on an aggregate (total compensation) basis.

          Base Salary

          The base salaries of our executive officers are approved by the compensation committee, and also approved by the full board of directors, after consideration of a number of factors, including the executive’s position, level of responsibility, tenure and performance. The compensation committee also considers the information provided in the annual executive compensation report detailed above, along with the executive compensation recommendations made by our chief executive officer. In addition, the compensation committee evaluates whether the base salary levels of our executives are appropriate relative to our size and financial performance. Relying primarily on these factors, the compensation committee sets the base salaries of our executive officers at levels designed to meet its objective of attracting and retaining highly qualified individuals. The compensation committee also believes that the continuity of leadership derived from the retention of executive officers serves the best interests of the company’s shareholders. The base salaries of our executive officers are not benchmarked at any specific level and the compensation committee does not assign relative weights or importance to any specific measure of the company’s financial performance. The annual cash incentive bonus is based on a percentage of base salary; as a result, a higher base salary will result in a higher bonus, if company performance goals are met. The value of the long-term equity based compensation awards is not determined based on base salary and, therefore, an increase in base salary does not automatically result in an increase in long-term equity based compensation award levels.

          The compensation committee made no changes to the base salaries of Ms. Paul and Mr. Paul in 2008. The compensation committee concluded that Ms. Paul and Mr. Paul were each fairly compensated based upon the financial performance of the company and the other factors listed above. The compensation committee determined to increase the base salaries of Mr. Schmidt and Ms. Minch in 2008. These increases were based upon the compensation committee’s review of the factors listed above, with specific emphasis placed on personal performance, implementation of the company’s strategic plan objectives and the financial performance of the company. In addition, for comparative purposes, the compensation committee took into account the base salary increases realized by the rest of the company’s management in 2008 when evaluating the base salary increases for Mr. Schmidt and Ms. Minch.

          Annual Cash Incentive Bonus

          The company has adopted the incentive bonus plan to establish a correlation between the cash incentive bonus earned by participants under the plan and the company’s financial performance. The cash incentive bonus is a key component of the compensation committee’s objective to serve the interests of its shareholders and is designed to motivate participants to achieve company performance goals and enhance shareholder value. The incentive bonus plan permits plan participants to receive an annual cash incentive bonus based on a percentage of their base salary. Cash incentive bonuses are payable following the conclusion of the 12-month period upon which the bonus is based, if the company’s performance goals are met. These performance goals are set by our chief executive officer and reviewed by the compensation committee. In setting the performance goals, our chief executive officer balances the potential cash incentive bonuses payable under the incentive bonus plan with the overall costs to the company associated with the plan.

          The two performance goals established under the incentive bonus plan are measured based on the company’s revenues and operating income over the measurement period (July 1 to June 30) as compared with the results for the preceding 12-month period. Rather than using a calendar year for the measurement period, the company uses the period from July 1 to June 30 to coincide with the sales cycle for school districts. Equal weight is given to each of the performance goals under the plan. Cash incentive bonuses are earned provided that the company’s revenues and operating income each meet or exceed the results for the preceding 12-month period. The range of cash incentive bonuses payable under the plan is subject to a minimum amount (no bonus if the company’s revenues or operating income decline compared to the preceding 12-month period) and a maximum amount (a maximum bonus expressed as a percentage of base salary if the company’s revenues and operating income each meet or exceed a predetermined maximum level). An escalating cash incentive bonus is earned if, during the measurement period, the company experiences any increases in revenues and operating income between the predetermined minimum and maximum levels. For the July 1, 2007 to June 30, 2008 period Mr. Schmidt received a cash incentive bonus of $19,853 and Ms. Minch received a cash incentive bonus of $6,562.

          In July 2008, the compensation committee approved Mr. Schmidt and Ms. Minch as the only executive officers eligible to participate under the incentive bonus plan for the measurement period beginning July 1, 2008 and ending June 30, 2009. Under the terms of the incentive bonus plan set by our chief executive officer and reviewed by the compensation committee in July 2008, Mr. Schmidt and Ms. Minch are eligible to receive a cash incentive bonus based on specific increases in the company’s revenues and operating income. An escalating cash incentive bonus is earned if, during the measurement period, company revenue growth reaches any value between $0 and $50 million and company operating income growth reaches any value between $0 and $22 million. The incentive bonus plan allows for a cash incentive bonus of 0% of base salary if there are no increases in the company’s revenues or operating income up to a maximum of 100% of Mr. Schmidt’s base salary and 60% of Ms. Minch’s base salary if the company’s revenue growth and operating income growth meets or exceeds the maximum values described above. For the period beginning July 1, 2008 and ending June 30, 2009, we intend to exclude the effect of a non-cash, non-recurring charge for impairment of intangible assets relating to the acquisition of AlphaSmart, Inc. for the purposes of determining company operating income growth. Any cash incentive bonuses to be received by Mr. Schmidt and Ms. Minch under the plan will be earned as of June 30, 2009, for the 12-month period then ended.

          Long-Term Equity Based Compensation Awards

          Long-term equity based compensation awards are granted to the company’s executive officers pursuant to our 1997 stock incentive plan. The compensation committee believes that long-term equity based compensation awards are an effective incentive for senior management to increase the long-term value of the company’s common stock as well as aiding the company in attracting and retaining senior management. These objectives are accomplished by making awards under the plan, thereby providing senior management with a proprietary interest in the continued growth and performance of the company. The compensation committee approves long-term equity based compensation award recommendations made by our chief executive officer after a review of a number of factors, including the performance of the company, the relative levels of responsibility of the executive and his or her contributions to the business, and general market competitiveness.

          Under the 1997 stock incentive plan, the compensation committee has the flexibility to approve stock options, stock appreciation rights or stock awards. Since July 2005, the compensation committee has used restricted stock for purposes of awarding long-term equity based compensation to executive officers. The compensation committee believes that restricted stock creates a retention incentive. In addition, because the value of restricted stock varies based upon the performance of the company’s common stock, the compensation committee believes that restricted stock furthers the committee’s objective of creating a performance incentive to improve the growth of the company and, therefore, enhance shareholder value.

          Restricted stock awards are generally subject to a four-year vesting period, vesting 25% per year beginning one year from the date of the initial award. Unearned restricted stock compensation is recorded by the company based on the market price on the grant date and is expensed equally over the vesting period. Dividends are paid on restricted stock that is granted, even if such restricted stock is unvested. The compensation committee may approve grants to executive officers at any time during the year, as it deems appropriate. The grant date of such awards is always set for a date occurring on or subsequent to the date the compensation committee approves such grants. The grant date is generally tied to the beginning of the executive officer trading window.

          In 2008, the compensation committee approved restricted stock grants for Mr. Schmidt and Ms. Minch in April, July and October. These grants were approved based upon the compensation committee’s review of the factors listed above, with specific emphasis placed upon the creation of an enhanced retention incentive, as well as the contributions of Mr. Schmidt and Ms. Minch to the improvement of the company’s financial performance.

          Other Benefits. The company provides all eligible employees, including executive officers, with certain benefits, including health and dental coverage, company-paid term life insurance coverage, disability insurance, paid time off and paid holiday programs.

          In addition, executive officers are entitled to participate in the company’s 401(k) plan, which is available to all of the company’s U.S. employees who meet certain service requirements, and in the Company’s supplemental executive retirement plan, which is only available to senior management. Company matching contributions, which are limited to a maximum of 4.5% of pre-tax compensation on a combined basis for both plans, and vesting provisions, are the same under both plans. Discretionary contributions by the company may also be made to the plans, although no discretionary contributions have been made since the inception of each of the plans.

          The company has adopted an employee stock purchase plan allowing all eligible company employees, including our executive officers, to purchase company common stock at a discount. The plan was not offered to employees in 2008 and the company does not intend to offer the plan to employees in 2009.

          The company provides certain perquisites to senior management, including paid periodic physical examinations and subsidized country club memberships. The compensation committee reviews a schedule of executive perquisites as part of its review of the executive compensation program in July of each year. Upon review, the compensation committee determined that the perquisites provided to its executive officers in 2008 were reasonable.

          The company provides the foregoing compensation programs to provide executive officers with benefits that are competitive with those in the marketplace without incurring substantial cost to the company.

          Employment Agreements. The company does not have employment agreements with any of its executive officers.

          Material Tax and Accounting Implications of the Program. Federal income tax law prohibits publicly held companies from deducting certain compensation paid to a named executive officer that exceeds $1 million during the tax year. To the extent that compensation is based upon the attainment of performance goals set by the compensation committee pursuant to plans approved by our shareholders, the compensation is not included in the computation of this limit. The compensation committee intends, to the extent feasible and where it believes it is in the best interests of the company and our shareholders, to attempt to qualify executive compensation as tax deductible.

          Section 409A of the Internal Revenue Code, which was signed into law in October 2004, amended the tax rules to impose restrictions on funding, distributions and elections to participate in nonqualified deferred compensation arrangements. The committee generally seeks to structure the compensation arrangements of our executive officers so that they are either not characterized as nonqualified deferred compensation under Section 409A or they otherwise meet the requirements of Section 409A.

COMPENSATION COMMITTEE REPORT

          The compensation committee has reviewed and discussed with management the “Compensation Discussion and Analysis” section included in this proxy statement. Based on this review and discussion, the compensation committee recommended to the board of directors that the “Compensation Discussion and Analysis” section be included in this proxy statement.

The Compensation Committee:

Harold E. Jordan, Chairman	Addison L. Piper

Gordon H. Gunnlaugsson	Judith A. Ryan

John H. Grunewald

          The following table sets forth summary compensation information for our named executive officers in 2008.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonquali- fied Deferred Compensation Earnings ($)(3)	All Other Compen- sation ($)(4)	Total ($)

Judith Ames Paul	2008	$182,398	–	–	–	$9,281	$191,679
Chairman	2007	175,425	–	–	$12,260	8,967	196,652
	2006	175,405	–	–	33,789	8,990	218,184

Terrance D. Paul	2008	$475,087	–	–	–	$22,452	$497,539
Chief Executive Officer	2007	457,320	–	–	$19,486	21,652	498,458
	2006	423,861	–	–	50,666	20,171	494,698

Steven A. Schmidt	2008	$371,582	$133,969	$19,853	–	$62,611	$588,015
President and Chief	2007	348,058	72,685	–	$10,149	40,168	471,060
Operating Officer	2006	279,072	22,860	–	7,493	49,730	359,155

Mary T. Minch	2008	$210,089	$92,206	$6,562	–	$34,583	$343,440
Senior Vice President-	2007	188,684	63,442	–	–	28,168	280,294
Finance, Chief Financial	2006	168,137	28,326	–	–	10,217	206,680
Officer and Secretary

(1)	Salary adjustments for our named executive officers are generally reviewed by the compensation committee in July of each year. In 2008 there were 27 payroll periods.

(2)

Reflects restricted stock granted under our 1997 stock incentive plan. These figures reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with FAS 123R, disregarding the estimate of forfeitures related to service-based vesting conditions, and the dollar amount recognized for financial statement reporting purposes in 2008 for past stock awards that were unvested during all or a portion of fiscal 2008. The assumptions used to determine these figures are described in Note 3(k) to the consolidated financial statements in the company’s annual report on Form 10-K for the year ended December 31, 2008. The value attributable to restricted stock awards granted in 2008 and the value attributable to restricted stock awards granted in all years prior to 2008 combined, respectively, for each named executive officer are as follows: Ms. Paul – $0 and $0; Mr. Paul – $0 and $0; Mr. Schmidt – $42,973 and $90,996; and Ms. Minch – $15,262 and $76,944.

(3)

With respect to the aggregate interest and other earnings accrued under our supplemental executive retirement plan in 2008, Ms. Paul recognized an aggregate loss of $141,172, Mr. Paul recognized an aggregate loss of $250,908 and Mr. Schmidt recognized an aggregate loss of $25,489. Ms. Minch does not participate in the supplemental executive retirement plan.

(4)

These figures reflect 401(k) plan and supplemental executive retirement plan (SERP) matching amounts contributed by the company. The breakdown of 401(k) and SERP payments contributed by the company in 2008 is as follows: Ms. Paul – $8,208 and $0; Mr. Paul – $10,350 and $11,029; Mr. Schmidt – $10,350 and $7,251 and Ms. Minch – $9,749 and $0. These figures also reflect term life insurance premiums and disability insurance premiums for each named executive officer in the amount of $449 and $624 respectively. In addition, these figures reflect payments for dividends paid on unvested shares of restricted stock as follows: Ms. Paul – $0; Mr. Paul – $0; Mr. Schmidt – $43,937; and Ms. Minch – $23,761.

          Base Salaries. The base salaries of our executive officers are set by the compensation committee, and approved by the full board of directors, after consideration of a number of factors, including the executive’s position, level of responsibility, tenure and performance. Additional considerations relied upon by the compensation committee to set base salaries are set forth in the “Executive Compensation – Compensation Discussion and Analysis” section, above.

          In 2008, the compensation committee made no changes to the base salary of Ms. Paul. Ms. Paul’s base salary is set at $175,000, which constituted 91% of her total compensation in 2008, without giving effect to the loss recognized by Ms. Paul under our supplemental executive retirement plan in 2008. In 2008, the compensation committee made no changes to the base salary of Mr. Paul. Mr. Paul’s base salary is set at $457,000, which constituted 92% of his total compensation in 2008, without giving effect to the loss recognized by Mr. Paul under our supplemental executive retirement plan in 2008. In July 2008, the compensation committee approved a 3.5% increase in the base salary of Mr. Schmidt. Mr. Schmidt’s base salary is set at $364,320, which constituted 62% of his total compensation in 2008, without giving effect to the loss recognized by Mr. Schmidt under our supplemental executive retirement plan in 2008. In July 2008, the compensation committee approved a 10% increase in the base salary of Ms. Minch. Ms. Minch’s base salary is set at $213,292, which constituted 62% of her total compensation in 2008.

          The following table provides information regarding incentive plan awards and other equity-based awards granted to our named executive officers during 2008.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2008

													All Other Option Awards: Number of Securities Under- lying Options (#)

												All Other Stock Awards: Number of Shares of Stock or Units (#)

														Exercise of Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
			Estimated Future Payouts Under Non- Equity Incentive Plan Awards(2)						Estimated Future Payouts Under Equity Incentive Plan Awards

	Grant Date (1)		Threshold ($)		Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Name

Judith Ames Paul	–		–		–		–		–	–	–	–	–	–	–

Terrance D. Paul	–		–		–		–		–	–	–	–	–	–	–

Steven A. Schmidt	–			(4)		(4)	$364,320	(4)	–	–	–	–	–	–	–
	4/29/08	(5)	–		–		–		–	–	–	5,396	–	–	$75,004
	7/21/08	(6)	–		–		–		–	–	–	20,730	–	–	$250,004
	10/29/08	(7)	–		–		–		–	–	–	1,810	–	–	$20,001

Mary T. Minch	–			(4)		(4)	$127,975	(4)	–	–	–	–	–	–	–
	4/29/08	(5)	–		–		–		–	–	–	2,158	–	–	$29,996
	7/21/08	(6)	–		–		–		–	–	–	6,633	–	–	$79,994
	10/29/08	(7)	–		–		–		–	–	–	1,357	–	–	$14,995

(1)

Reflects grants made under our 1997 stock incentive plan. A description of our 1997 stock incentive plan is set forth in the “Executive Compensation – Compensation Discussion and Analysis” section of this proxy statement.

(2)

Reflects cash incentive bonuses payable under our incentive bonus plan. A description of our incentive bonus plan is set forth in the “Executive Compensation – Compensation Discussion and Analysis” section of this proxy statement.

(3)

Reflects the grant date fair value computed in accordance with FAS 123R. The assumptions used to determine such values are described in Note 3(k) to the consolidated financial statements in the company’s annual report on Form 10-K for the year ended December 31, 2008.

(4)

Cash incentive bonuses can be earned by Mr. Schmidt and Ms. Minch under our incentive bonus plan based on increases in our revenues and operating income during the measurement period (July 1, 2008 to June 30, 2009) as compared with the results for the preceding period (July 1, 2007 to June 30, 2008). The threshold, or minimum, amount payable under the plan is $0, up to a maximum of 100% of Mr. Schmidt’s base salary and 60% of Ms. Minch’s base salary. Under the July 1, 2007 to June 30, 2008 plan year, Mr. Schmidt received a cash incentive bonus of $19,853 and Ms. Minch received a cash incentive bonus of $6,562.

(5)

These awards were approved by consent action of the compensation committee on April 25, 2008 and were granted on April 29, 2008, with such date occurring during the executive officer trading window. On that date, the closing market price of our common stock was $13.90.

(6)

These awards were approved by the compensation committee at its regularly scheduled meeting on July 16, 2008. The grant date occurred on July 21, 2008, with such date occurring during the executive officer trading window. On that date, the closing market price of our common stock was $12.06.

(7)

These awards were approved by the compensation committee at its regularly scheduled meeting on October 22, 2008. The grant date occurred on October 29, 2008, with such date occurring during the executive officer trading window. On that date, the closing market price of our common stock was $11.05.

          The following table provides information regarding outstanding option awards and stock awards held by our named executive officers at fiscal year-end.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(2)	Option Expiration Date(3)	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Judith Ames Paul	6,623	–	–	$37.75	3/1/2009	–	–	–	–
	6,667	–	–	$18.75	6/14/2009	–	–	–	–
	5,780	–	–	$21.625	9/1/2009	–	–	–	–
	5,714	–	–	$21.875	10/20/2009	–	–	–	–
	10,870	–	–	$11.50	12/20/2009	–	–	–	–
	8,316	–	–	$30.063	9/1/2010	–	–	–	–
	8,547	–	–	$29.25	3/1/2011	–	–	–	–
	7,280	–	–	$34.34	9/1/2011	–	–	–	–
	7,759	–	–	$32.22	3/1/2012	–	–	–	–
	14,784	–	–	$16.91	9/1/2012	–	–	–	–
	14,749	–	–	$16.95	3/1/2013	–	–	–	–

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(2)	Option Expiration Date(3)	Number of Shares or Units of Stock That Have Not Vested (#)(4)		Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Terrance D. Paul	6,623	–	–	$37.75	3/1/2009	–		–	–	–
	6,667	–	–	$18.75	6/14/2009	–		–	–	–
	5,780	–	–	$21.625	9/1/2009	–		–	–	–
	5,714	–	–	$21.875	10/20/2009	–		–	–	–
	10,870	–	–	$11.50	12/20/2009	–		–	–	–
	8,316	–	–	$30.063	9/1/2010	–		–	–	–
	8,547	–	–	$29.25	3/1/2011	–		–	–	–
	7,280	–	–	$34.34	9/1/2011	–		–	–	–
	7,759	–	–	$32.22	3/1/2012	–		–	–	–
	14,784	–	–	$16.91	9/1/2012	–		–	–	–
	14,749	–	–	$16.95	3/1/2013	–		–	–	–

Steven A. Schmidt	–	–	–	–	–	3,157	(8)	$28,381	–	–
	–	–	–	–	–	2,121	(9)	$19,068	–	–
	–	–	–	–	–	3,832	(10)	$34,450	–	–
	–	–	–	–	–	2,746	(11)	$24,687	–	–
	–	–	–	–	–	5,841	(12)	$52,511	–	–
						5,396	(13)	$48,510
						20,730	(14)	$186,363
						1,810	(15)	$16,272

Mary T. Minch	1,674	–	–	$23.89	7/20/2015	246	(6)	$2,212	–	–
	–	–	–	–	–	3,065	(7)	$27,554	–	–
	–	–	–	–	–	2,308	(9)	$20,749	–	–
	–	–	–	–	–	1,277	(10)	$11,480	–	–
	–	–	–	–	–	2,421	(11)	$21,765	–	–
	–	–	–	–	–	4,381	(12)	$39,385	–	–
						2,158	(13)	$19,400
						6,633	(14)	$59,631
						1,357	(15)	$12,199

(1)	Reflects options granted under our 1997 stock incentive plan.

(2)	All options have an exercise price equal to 100% of the fair market value of the common stock on the date of grant.

(3)	Subject to earlier expiration in the event of termination of employment, all options expire ten years from the date of grant.

(4)	Reflects restricted stock granted under our 1997 stock incentive plan. Restricted stock vests in four equal annual installments beginning on the first anniversary of the date of grant.

(5)	These figures reflect the market value of the respective share awards based on a year-end 2008 closing market price of $8.99 per share of our common stock.

(6)	This award began vesting in four equal annual installments on July 20, 2006.

(7)	This award began vesting in four equal annual installments on April 21, 2007.

(8)	This award began vesting in four equal annual installments on April 26, 2007.

(9)	These awards began vesting in four equal annual installments on July 21, 2007.

(10)	These awards began vesting in four equal annual installments on February 7, 2008.

(11)	These awards began vesting in four equal annual installments on April 23, 2008.

(12)	These awards began vesting in four equal annual installments on July 23, 2008.

(13)	These awards begin vesting in four equal annual installments on April 29, 2009.

(14)	These awards begin vesting in four equal annual installments on July 21, 2009.

(15)	These awards begin vesting in four equal annual installments on October 29, 2009.

          The following table provides information regarding amounts realized on option awards and stock awards during 2008 by our named executive officers.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2008

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)

Judith Ames Paul	–	–	–		–

Terrance D. Paul	–	–	–		–

Steven A. Schmidt	–	–	6,777	(1)	$89,077	(1)

Mary T. Minch	–	–	5,628	(2)	$73,429	(2)

(1)

Mr. Schmidt had 1,277 shares of restricted stock vest on February 7, 2008 for a realized value of $17,406 (based on the February 6, 2008 closing market price of our common stock of $13.63), 915 shares of restricted stock vest on April 23, 2008 for a realized value of $12,032 (based on the April 22, 2008 closing price of our common stock of $13.15), 1,578 shares of restricted stock vest on April 26, 2008 for a realized value of $21,966 (based on the April 25, 2008 closing price of our common stock $13.92), 1,060 shares of restricted stock vest on July 21, 2008 for a realized value of $12,635 (based on the July 18, 2008 closing price of our common stock of $11.92) and 1,947 shares of restricted stock vest on July 23, 2008 for a realized value of $25,038 (based on the July 22, 2008 closing price of our common stock of $12.86).

(2)

Ms. Minch had 426 shares of restricted stock vest on February 7, 2008 for a realized value of $5,806 (based on the February 6, 2008 closing market price of our common stock of $13.63), 1,533 shares of restricted stock vest on April 21, 2008 for a realized value of $21,523 (based on the April 18, 2008 closing price of our common stock of $14.04), 807 shares of restricted stock vest on April 23, 2008 for a realized value of $10,612 (based on the April 22, 2008 closing price of our common stock of $13.15), 247 shares of restricted stock vest on July 20, 2008 for a realized value of $2,944 (based on the July 18, 2008 closing price of our common stock $11.92), 1,155 shares of restricted stock vest on July 21, 2008 for a realized value of $13,768 (based on the July 18, 2008 closing price of our common stock of $11.92) and 1,460 shares of restricted stock vest on July 23, 2008 for a realized value of $18,776 (based on the July 22, 2008 closing price of our common stock of $12.86).

          The following table provides information regarding the nonqualified deferred compensation of our named executive officers in 2008.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2008

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

Judith Ames Paul	$36,480	–	$(141,172)	–	$231,593

Terrance D. Paul	$95,017	$11,029	$(250,908)	–	$434,464

Steven A. Schmidt	$7,823	$7,251	$(25,489)	–	$117,829

Mary T. Minch	–	–	–	–	–

(1)

These figures represent amounts contributed by the executive officer and the registrant under our supplemental executive retirement plan. All executive and registrant contributions have been reported in the “Summary Compensation Table” in either current or prior years as salary or other compensation.

(2)	These figures represent the aggregate interest and other earnings accrued under our supplemental executive retirement plan.

          Supplemental Executive Retirement Plan (SERP). The company’s SERP provides participating executive officers with the ability to defer up to 20% of their total cash remuneration, which includes their base salary, commissions and bonuses. The SERP allows participating executive officers to cancel the deferral election during the plan year due to unforeseeable emergency, hardship, or disability. Under the SERP, participating executive officers may also receive company matching and discretionary contributions, although no discretionary contributions have been made since the inception of the SERP. Company matching contributions are limited to a maximum of 4.5% of pre-tax compensation on a combined basis for the SERP and the company’s 401(k) plan. Company matching and discretionary contributions vest ratably over the executive officer’s first four years of service, with full vesting of past and future company contributions once four years of service is reached.

          Executive officers participating in the SERP elect to invest their deferred compensation and company matching contributions in any number of identified publicly traded mutual funds, although the percentage allocated to any single investment fund may not be less than 1%. Upon termination of employment, the market value of the participating executive officer’s account balance is distributable to the executive officer. The executive officer may elect the manner in which the balance is distributed. The distribution election choices for the 2008 plan year range from a lump sum distribution to a pay-out over 10 years if the executive officer’s employment terminates on or after age 60 (or age 55, if the executive officer has at least 10 years of service) or on or after suffering a disability. However, an executive officer is only entitled to a lump sum distribution if the executive’s employment terminates prior to these events or on the executive’s death, to the extent such lump sum distribution is permissible under Section 409A of the Internal Revenue Code.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

          We do not have employment or change in control agreements with any of our named executive officers, nor do we currently intend to enter into any such agreements. Likewise, we have not implemented a specific policy with respect to severance agreements with our named executive officers; as a result, such agreements are negotiated on a case-by-case basis.

          Stock Incentive Plan. Under our 1997 stock incentive plan, in the event of a change in control of the company (as defined in the plan), all unvested restricted stock awards granted to our named executive officers will become fully vested. The value to each of our named executive officers of the accelerated vesting of any unvested restricted stock awards had a change in control of the company occurred on December 31, 2008 (based on the year-end closing market price of $8.99 per share of our common stock) would have been as follows: Ms. Paul – $0; Mr. Paul – $0; Mr. Schmidt – $410,241; and Ms. Minch – $214,376.

          Under the restricted stock agreements entered into between the company and each named executive officer, in the event such executive terminates employment for any reason other than death, all unvested restricted stock held by the executive shall be forfeited to the company. If the named executive officer terminates employment due to death, any unvested restricted stock that would have vested in the calendar year will immediately vest. As a result, had a named executive officer terminated their employment due to death on December 31, 2008, such executive officer would not have received any additional value because any restricted stock that would vest in calendar year 2008 would have previously vested.

          Incentive Bonus Plan. Under our incentive bonus plan, in the event a named executive officer terminates employment for any reason other than death, disability (as defined in the plan) or retirement (meaning the termination of employment after the named executive officer has reached age 62 and has completed 10 years of service with the company, or due to early retirement with the consent of the compensation committee), such executive will not receive any cash incentive bonus, even if the company’s performance goals are met.

          In the event a named executive officer terminates employment for death, disability or retirement, such executive is eligible to receive a cash incentive bonus based on the executive’s base salary earned in the applicable fiscal year through the date of termination, if an award is otherwise payable under the plan. For the incentive bonus plan period beginning July 1, 2008 and ending June 30, 2009, we intend to exclude the effect of a non-cash, non-recurring charge for impairment of intangible assets relating to the acquisition of AlphaSmart, Inc. for the purposes of determining the value of each participating named executive officer’s cash incentive bonus. The value to each participating named executive officer of such cash incentive bonus had any of these situations occurred on December 31, 2008 (assuming for purposes of this calculation that the company’s financial performance for the twelve-month period ended December 31, 2008 is the same as the company’s financial performance for the twelve-month period ending June 30, 2009) would have been as follows: Mr. Schmidt – $34,027 and Ms. Minch – $11,953.

NON-EMPLOYEE DIRECTOR COMPENSATION

          The following table provides information concerning the compensation of our non-employee directors during 2008.

NON-EMPLOYEE DIRECTOR COMPENSATION FOR FISCAL 2008

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	Option Awards ($)(4)	Total ($)

John H. Grunewald	$18,000	$84,069	-	$102,069

Gordon H. Gunnlaugsson	$16,000	$84,069	-	$100,069

Harold E. Jordan	$19,000	$84,069	-	$103,069

Addison L. Piper	$16,000	$84,069	-	$100,069

Judith A. Ryan	$16,000	$84,069	-	$100,069

(1)

Ms. Paul, our chairman, and Mr. Paul, our chief executive officer, are not included in this table because they are employees of the company and they receive no compensation for their services as directors. The compensation received by Ms. Paul and Mr. Paul as employees of the company is shown in the “Summary Compensation Table,” above.

(2)

Reflects restricted stock units granted under our 1997 stock incentive plan. These figures reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with FAS 123R. The assumptions used to determine these figures are described in Note 3(k) to the consolidated financial statements in the company’s annual report on Form 10-K for the year ended December 31, 2008.

(3)

Each non-employee director received a restricted stock unit grant on March 1, 2008 and September 2, 2008. The grant date fair value of the 2,694 restricted stock units granted to each non-employee director on March 3, 2008 was $34,995, as computed in accordance with FAS 123R. The grant date fair value of the 2,739 restricted stock units awarded to each non-employee director on September 2, 2008 was $35,004, as computed in accordance with FAS 123R. In addition, each non-employee director received a restricted stock unit grant in connection with the company’s dividend issuances on March 10, 2008, June 2, 2008, September 2, 2008 and December 1, 2008. The grant date fair value of the 49 restricted stock units granted to each non-employee director on March 10, 2008 was $616, as computed in accordance with FAS 123R. The grant date fair value of the 56 restricted stock units granted to each non-employee director on June 2, 2008 was $812, as computed in accordance with FAS 123R. The grant date fair value of the 64 restricted stock units granted to each non-employee director on September 2, 2008 was $818, as computed in accordance with FAS 123R. The grant date fair value of the 1,391 restricted stock units granted to each non-employee director on December 1, 2008 was $11,824, as computed in accordance with FAS 123R. Each of these awards was made pursuant to our 1997 stock incentive plan. As of December 31, 2008, each non-employee director held in the aggregate 1,435 shares of unvested restricted stock and 15,808 unvested restricted stock units.

(4)

As of December 31, 2008, each non-employee director had, in the aggregate, outstanding, fully-vested option awards for the following number of shares of our common stock: Mr. Grunewald – 39,307; Mr. Gunnlaugsson – 39,307; Mr. Jordan – 39,307; Mr. Piper – 33,307; and Dr. Ryan – 16,946. Each of these awards were made pursuant to our 1997 stock incentive plan.

          Non-employee directors receive a $16,000 annual cash retainer, paid quarterly, plus out-of-pocket expenses. In addition, an annual cash retainer is paid to the chairman of the audit committee, the compensation committee and the nominating and governance committee in the aggregate amount of $2,000, $1,500 and $1,500, respectively.

          In addition to cash compensation, each non-employee director receives an equity compensation award, generally in March and September of each year. Each non-employee director received restricted stock unit grants under the company’s 1997 stock incentive plan on March 3, 2008 and September 2, 2008 for 2,694 and 2,739 restricted stock units, respectively. Each non-employee director also received restricted stock unit grants on March 10, 2008, June 2, 2008, September 2, 2008 and December 1, 2008 for 49, 56, 64 and 1,391 restricted stock units, respectively. These grants were made as part of the company’s dividend issuance on the same date. The restricted stock units will fully vest upon a non-employee director’s termination of service as a member of the board of directors. Dividends, in the form of additional restricted stock units, are paid on restricted stock units that are outstanding.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          No member of the compensation committee has ever been an officer or employee of our company or any of our subsidiaries and none of our executive officers has served on the compensation committee or board of directors of any company of which any of our directors is an executive officer.

AUDIT COMMITTEE REPORT

          The audit committee consists of Messrs. Grunewald (Chairman), Gunnlaugsson, Jordan and Piper, and Dr. Ryan. In accordance with its written charter adopted by the board of directors, the audit committee assists the board in fulfilling its responsibility to our shareholders, the investment community and governmental agencies relating to corporate accounting, financial reporting practices and the quality and integrity of our financial reports. The primary responsibility of the audit committee is to oversee our accounting and financial reporting processes and the audits of our financial statements and to report the results of its activities to the board of directors. It is not the responsibility of the audit committee to plan or conduct audits or to determine that our financial statements are complete, accurate or in accordance with generally accepted accounting principles. Management is responsible for preparing our financial statements, and our independent auditors are responsible for auditing our financial statements. Deloitte & Touche LLP (Deloitte) currently serves as our independent auditors and has done so since May 2002.

          Auditor Independence and 2008 Audit. In discharging its duties, the audit committee obtained from Deloitte a formal written statement describing all relationships between Deloitte and the company that might bear on Deloitte’s independence, consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” In connection with the receipt of this written statement, the audit committee discussed with Deloitte matters relating to Deloitte’s independence.

          The audit committee also discussed and reviewed with Deloitte all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” In addition, with and without management present, the audit committee discussed and reviewed our audited financial statements as of and for the year ended December 31, 2008 and the results of Deloitte’s examination thereof.

          Based on these reviews and discussions with management and Deloitte, the audit committee recommended to the board of directors that our audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2008.

          Audit Fees. The aggregate fees billed for professional services rendered by Deloitte for (1) the audit of our financial statements as of and for the year ended December 31, 2008, (2) the review of the financial statements included in our Form 10-Q filings for 2008 and (3) consents and other services provided during 2008 related to Securities and Exchange Commission (SEC) matters, were $275,000. The aggregate fees billed for professional services rendered by Deloitte for (1) the audit of our financial statements as of and for the year ended December 31, 2007, (2) the review of the financial statements included in our Form 10-Q filings for 2007 and (3) consents and other services provided during 2007 related to SEC matters, were $264,000.

          Audit-Related Fees. The aggregate fees billed in 2008 and 2007 for assurance and related services rendered by Deloitte that are reasonably related to the performance of the audit or review of our financial statements, were $0 and $0, respectively.

          Tax Fees. The aggregate fees billed in 2008 and 2007 for professional services rendered by Deloitte for tax compliance, tax advice and tax planning, were $20,000 and $25,000, respectively. Services rendered in this category consisted of tax compliance, including federal and state tax return review.

          All Other Fees. The aggregate fees billed in 2008 and 2007 for products and services provided by Deloitte, other than services reported above, were $2,000 and $1,500, respectively. Services rendered in this category consisted of access to an accounting research database in 2008 and 2007.

          Pre-Approval Policies and Procedures. As part of its written charter, the audit committee has adopted policies which provide that our independent auditors may only provide those audit and non-audit services that have been pre-approved by the audit committee, subject, with respect to non-audit services, to a de minimis exception (described below) and to the following additional requirements: (1) such services must not be prohibited under applicable federal securities rules and regulations and (2) the audit committee must make a determination that such services would be consistent with the principles that the independent auditor should not audit its own work, function as part of management, act as an advocate of the company or be a promoter of the company’s stock or other financial interests. The chairman of the audit committee has the authority to grant pre-approvals of permitted non-audit services between meetings, provided that any such pre-approval must be presented to the full audit committee at its next scheduled meeting.

          During 2008, all of the non-audit services provided by Deloitte were pre-approved by the audit committee. Accordingly, the committee did not rely on the de minimis exception noted above. This exception waives the pre-approval requirements for non-audit services if certain conditions are satisfied, including, among others, that such services are promptly brought to the attention of and approved by the audit committee prior to the completion of the audit.

The Audit Committee:

John H. Grunewald, Chairman	Addison L. Piper

Gordon H. Gunnlaugsson	Judith A. Ryan

Harold E. Jordan

CERTAIN RELATIONSHIPS AND TRANSACTIONS

          Under its written charter, the audit committee is responsible for reviewing and approving any transaction to which the company is a party involving a related party.

          During 2008, the company entered into several transactions with Terrance D. Paul, our chief executive officer, and Judith A. Paul, the chairman of the board of directors, whereby the company sold several works of art to Mr. Paul and Mrs. Paul, and purchased a work of art from Mr. Paul and Mrs. Paul. All of the works of art involved were bought and sold for either list or appraised value. The aggregate dollar value of the amount of these transactions was approximately $120,000. Pursuant to its charter, the audit committee reviewed and approved these transactions.

PENDING LEGAL PROCEEDINGS

          None of our directors, officers or beneficial owners of more than 5% of shares of our common stock is an adverse party or has an interest adverse to us in any material pending legal proceeding.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, among others, to file reports with the Securities and Exchange Commission within specified time frames disclosing their ownership, and changes in their ownership, of our common stock. Copies of these reports must also be furnished to us. Based solely on a review of these copies, we believe that all filing requirements were complied with during 2008.

PROPOSAL TWO: RATIFICATION OF INDEPENDENT AUDITORS

          The audit committee has appointed Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2009 and has directed that such appointment be submitted to the shareholders for ratification. Deloitte & Touche LLP has audited our consolidated financial statements since the fiscal year ended December 31, 2002. Representatives of Deloitte & Touche LLP will be present at the annual meeting to make any statement they may desire and to respond to questions from shareholders.

          If the shareholders do not ratify the appointment of Deloitte & Touche LLP, the audit committee will take such action into account in reconsidering the appointment of our independent auditors for the fiscal year ending December 31, 2009.

          The affirmative vote of a majority of the votes cast on this proposal shall constitute ratification of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2009. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will have no effect on the approval of this proposal.

          The board of directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2009, and your proxy will be so voted unless you specify otherwise.

SUBMISSION OF SHAREHOLDER PROPOSALS

          In accordance with our by-laws, nominations, other than by or at the direction of the board of directors or the nominating and governance committee, of candidates for election as directors at the 2010 annual meeting of shareholders and any other shareholder proposed business to be brought before the 2010 annual meeting of shareholders must be submitted to us not later than December 30, 2009. Shareholder proposed nominations must be made in accordance with the applicable provisions of our by-laws, which are described above under “Proposal One: Election of Directors – Nominating and Governance Committee.” Shareholder proposed business must also be made in accordance with our by-laws which provide, among other things, that such proposals must be accompanied by certain information concerning the proposal and the shareholder submitting the proposal. To be considered for inclusion in the proxy statement solicited by the board of directors, shareholder proposals for consideration at the 2010 annual meeting of shareholders must be received by us at our principal executive offices, 2911 Peach Street, P.O. Box 8036, Wisconsin Rapids, Wisconsin 54495-8036 on or before November 11, 2009. Proposals should be directed to Ms. Mary T. Minch, our corporate secretary. To avoid disputes as to the date of receipt, we suggest that any shareholder proposal be submitted by certified mail, return receipt requested.

OTHER MATTERS

          Although we are not aware of any other matters that may come before the annual meeting, if any such matters should be presented, the persons named in the accompanying proxy card intend to vote such proxy in accordance with their best judgment.

          You may obtain a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2008 at no cost by writing to Investor Relations, Renaissance Learning, Inc., 2911 Peach Street, P.O. Box 8036, Wisconsin Rapids, Wisconsin 54495-8036, or by accessing the following website: www.rlrninvest.com.

By Order of the Board of Directors,

Mary T. Minch, Secretary

ANNEX A

RENAISSANCE LEARNING, INC.
NOMINATING AND GOVERNANCE COMMITTEE CHARTER

Effective as of February 11, 2009

I. Purpose

          The purpose of the Nominating and Governance Committee of the Board of Directors of Renaissance Learning, Inc. (the “Company”) is to provide assistance to the Board of Directors in the selection of candidates for election to the Board of Directors, including identifying, as necessary, new candidates who are qualified to serve as directors of the Company, recommending to the Board of Directors the candidates for election to the Board of Directors, developing and recommending to the Board of Directors, and thereafter periodically reviewing, corporate governance principles applicable to the Company, and monitoring and advising the Board of Directors on corporate governance matters and practices.

II. Committee Composition

          The Committee shall be comprised of at least three members, consisting solely of “independent” directors. A director is “independent” if he or she meets the requirements for independence set forth in the rules of the NASDAQ Stock Market LLC.

          The members of the Committee shall be elected by the Board of Directors to hold such office until their successors shall be duly elected and qualified. Unless a Chairman is elected by the Board of Directors, the members of the Committee may designate a Chairman by majority vote of the full Committee membership.

III. Meetings and Reports

          The Committee shall meet as frequently as the Committee deems necessary, but not less frequently than annually. Special meetings of the Committee may be called at any time by any member thereof on not less than three days notice. The Committee shall report periodically to the Board of Directors regarding the Committee’s activities, findings and recommendations.

          The Committee may conduct its business and affairs at any time or location it deems appropriate. Attendance and participation in a meeting may take place by conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Any action to be taken at any meeting of the Committee may be taken without a meeting, if all members of the Committee consent thereto in writing and such writing or writings are filed with the minutes of the Committee. All decisions of the Committee shall be determined by the affirmative vote of a majority of the members thereof, and a report of any actions taken by the Committee shall be delivered at the next meeting of the Board of Directors.

IV. Responsibilities and Powers

          The specific responsibilities of the Committee are as follows:

•

Develop and recommend to the Board of Directors for adoption guidelines for selecting candidates for election to the Board of Directors, and periodically review such guidelines and recommend to the Board of Directors for adoption amendments to such guidelines that the Committee deems necessary or appropriate. A copy of the guidelines adopted by the Board of Directors is attached hereto as Appendix A.

•	Identify, as necessary, new candidates who are qualified for Board membership, in accordance with the guidelines adopted by the Board of Directors.

•

Review the qualifications of all candidates proposed for Board membership, including any candidates nominated by shareholders in accordance with the Company’s by-laws, in light of the guidelines adopted by the Board of Directors.

•

Annually recommend to the Board of Directors the nominees to stand for election at the Annual Meeting of Shareholders of the Company and, as necessary or deemed appropriate, recommend nominees to fill vacancies on the Board of Directors and, in consultation with the Chairman of the Board of Directors, recommend the directors to be appointed to each committee of the Board of Directors.

•	Coordinate the annual self-evaluation of the performance of the Board of Directors and each of its committees.

•

Develop and recommend to the Board of Directors for adoption corporate governance guidelines, reevaluate such guidelines periodically and recommend to the Board for adoption any revisions that the Committee deems necessary or appropriate for the Board of Directors to discharge its responsibilities more effectively.

•	Periodically review director profiles and an inventory of director skills and experience.

•	Develop and periodically review succession plans for the directors and periodically report to the Board of Directors on these matters.

•	Review and reassess the adequacy of this Charter annually and recommend to the Board any proposed changes to this Charter.

•	Undertake such additional activities within the scope of the purpose of the Committee as the Committee or the Board of Directors may from time to time determine.

V. Delegation; Use of Advisors

          The Committee may, if it deems appropriate from time to time, delegate authority with respect to any of its functions to a subcommittee of the Committee.

          In the course of fulfilling its duties, the Committee has the sole authority to retain its own independent advisors in its sole discretion, including any search firm to be used to identify director candidates, and to approve the fees and other retention terms of any advisor and to terminate such advisor.

APPENDIX A

GUIDELINES FOR SELECTING BOARD CANDIDATES

          In considering possible candidates for election as a director, the Nominating and Governance Committee should consider the following guidelines.

The Board of Directors should be composed of:

•	Directors who will bring to the Board of Directors a variety of experience and backgrounds.

•	Directors who will form a central core of business executives with substantial senior management experience and financial expertise.

•

Directors who will represent the balanced, best interests of the shareholders as a whole and the interests of the Company’s stakeholders, as appropriate, rather than special interest groups or constituencies.

•	Qualified individuals who reflect a diversity of experience, gender, race and age.

Each director should:

•	Be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others.

•	Be free of any conflict of interest which would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director.

•	Possess substantial and significant experience which would be of value to the Company in the performance of the duties of a director.

•	Have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director.

ANNEX B

RENAISSANCE LEARNING, INC.
COMPENSATION COMMITTEE CHARTER

Effective as of October 16, 2002
Amended as of February 11, 2009

I.	Purpose

          The Board of Directors of Renaissance Learning, Inc. (the “Company”) has delegated to the Compensation Committee responsibility for overseeing certain aspects of executive compensation for the Company. In performing its duties with respect thereto, the Committee shall be guided by the Company’s desire to (i) attract and retain high–quality leadership, (ii) provide competitive compensation opportunities which support the Company’s overall business strategy and objectives, and (iii) effectively serve the interests of shareholders.

II.	Committee Composition

          The Committee shall be comprised of at least three members, comprised solely of “independent” directors. A director is “independent” if he or she meets the requirements for independence set forth under the applicable rules of the Nasdaq Stock Market, the Internal Revenue Code and the Securities Exchange Act.

          The members of the Committee shall be elected by the Board of Directors to hold such office until their successors shall be duly elected and qualified. Unless a Chairman is elected by the Board, the members of the Committee may designate a Chairman by majority vote of the full Committee membership.

III.	Meetings and Reports

          The Committee shall meet as frequently as the Committee deems necessary, but not less frequently than three times each year. Special Meetings of the Committee may be called at any time by any member thereof on not less than three days notice.

          The Committee shall report periodically to the Board of Directors regarding the Committee’s activities, findings and recommendations.

          The Committee may conduct its business and affairs at any time or location it deems appropriate. Attendance and participation in a meeting may take place by conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Any action to be taken at any meeting of the Committee may be taken without a meeting, if all members of the Committee consent thereto in writing and such writing or writings are filed with the minutes of the Committee. All decisions of the Committee shall be determined by the affirmative vote of a majority of the members thereof, and a report of any actions taken by the Committee shall be delivered at the next meeting of the Board of Directors.

B-1

IV.	Responsibilities and Powers

The Committee shall have the authority, power and responsibilities:

	•	To review the Company’s executive compensation goals, policy and philosophy and monitor the appropriateness of the Company’s executive compensation practices.

	•	To review management’s recommendations and advise them on compensation policies such as salary ranges, deferred compensation, incentive programs, bonuses and stock plans.

•

To review and approve the Company’s executive compensation plans, including all stock option, restricted stock and similar plans, including designating plan participants, establishing objectives and applicable performance measurement criteria and making awards.

	•	To approve the base salaries, bonuses and equity awards of all executive officers.

•

To review, on a periodic basis, surveys and other data to gauge the competitiveness and appropriateness of levels and elements of compensation and benefits provided to executives of the Company. The Committee may hire experts in the field of executive compensation to assist the Committee with its reviews.

	•	To review, periodically, the level and composition of compensation, benefits and perquisites provided to non-employee members of the Board of Directors.

	•	To evaluate the performance of the Company’s CEO and other executives as appropriate, and counsel the appropriate executive officers in management development and performance evaluation matters.

•

To review and approve compensation and benefit information to be included in the Company’s annual proxy statement, including the “Compensation Discussion and Analysis” section, and to prepare the “Compensation Committee Report” for inclusion in the Company’s proxy statement.

	•	To monitor the activities of the Company’s Retirement Committee as they relate to the Company’s 401(k) plan, and to make recommendations to the Retirement Committee as deemed appropriate.

•

To review and recommend to the Board of Directors whether indemnification should be provided to officers in particular cases for the costs and expenses, including attorneys’ fees, of claims and litigation arising out of their activities on behalf of the Company.

•

To review, on a periodic basis, the succession plans for the president and CEO, the chief financial officer, and any other “executive officers” of the Company and its subsidiaries under Section 16 of the Securities Exchange Act of 1934, and other key executive officers of the Company and its subsidiaries identified from time to time by the Committee. The Committee will periodically report to the Board of Directors of these matters.

•

To take such further actions with respect to compensation programs of the Company to the extent provided by the Board of Directors, and to take such other actions as may be necessary or appropriate in connection with any and all compensation matters as to which the Committee has been authorized to act.

B-2

RENAISSANCE LEARNING, INC.

This Proxy is solicited by the Board of Directors

for use at the Annual Meeting of Shareholders on April 29, 2009.

P.O. Box 8036 Wisconsin Rapids, WI 54495	proxy

This Proxy is Solicited by the Board of Directors for use at the

Annual Meeting of Shareholders on April 29, 2009.

The undersigned appoints Mary T. Minch and Steven A. Schmidt, and each of them, as proxies, each of them with the power to appoint his or her substitute, and authorizes each of them to represent and to vote, as designated below, all of the shares of common stock of Renaissance Learning, Inc. held of record as of February 20, 2009 by the undersigned at the 2009 annual meeting of shareholders of Renaissance Learning, Inc. to be held on April 29, 2009 and at any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” the election of all nominees for directors and “FOR” the ratification of Deloitte & Touche LLP as independent auditors for 2009 (which proposals are being proposed by the Board of Directors).

See reverse for voting instructions.

00064966

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

\/ Please fold here – Do not separate \/

Renaissance Learning, Inc. 2009 Annual Meeting of Shareholders.

The Board of Directors recommends a Vote FOR?Items 1 and 2.

1.	Election of directors: (To serve until the 2010 Annual Meeting and until their successors are elected and qualified)	01 Judith Ames Paul 02 Terrance D. Paul 03 John H. Grunewald 04 Gordon H. Gunnlaugsson	05 Harold E. Jordan 06 Mark D. Musick 07 Addison L. Piper	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominee

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of Deloitte & Touche LLP as independent auditors for 2009.	☐	For	☐	Against	☐	Abstain

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:			Date

Signature(s) in Box

Please sign exactly as your name(s) appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.